DELTA APPAREL, INC. COMPLETES ACQUISITION OF M.J. SOFFE CO.

DULUTH, Ga.--(BUSINESS WIRE)--October 3, 2003--Delta Apparel, Inc. (AMEX-DLA) reports today that it has completed the previously announced acquisition of all of the outstanding capital stock of M. J. Soffe Co.

Delta Apparel also announces today that it has entered into $78.5 million aggregate revolving credit facilities with Congress Financial. After the purchase of M. J. Soffe, the Company will have an aggregate of approximately $59.5 million outstanding under the revolving lines of credit with approximately $19.0 million of aggregate credit availability.

M. J. Soffe was founded in 1946 and has a long history of profitability and growth in the branded activewear market. For the twelve months ended December 31, 2002 Soffe had sales of approximately $100 million and served four distinct channels of distribution. The Soffe brand is well recognized at specialty sporting goods stores and department stores. In addition to these retail channels, Soffe also supplies college bookstores and has a long history of producing activewear products for the U.S. Military. M. J. Soffe Co. employs about 1,400 in the United States.

Delta Apparel, Inc. is a vertically integrated manufacturer and marketer of high quality knit apparel. Apart from the M. J. Soffe operations, the Company specializes in selling undecorated T-shirts, golf shirts and activewear tops to screen printers, private label accounts and distributors; has operations in six states, two company-operated sewing facilities in Honduras and one company-operated sewing facility in Mexico; and employs about 3,200 worldwide.

Contact: Delta Apparel, Inc.
Herb Mueller      678/775-6900